Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Viking Therapeutics, Inc. on Form S-8 (File Nos. 333-203810, 333-211270, 333-216857, 333-223503, 333-230247, 333-236666 and 333-253219), on Form S-3 (File Nos. 333-216063 and 333-258231) and on Form S-1 (File Nos. 333-220992 and 333-222202) of our report dated February 9, 2022 with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2021 and 2020 and for the years then ended, which report is included in this Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

February 9, 2022